Exhibit 99.1

AITX’s Subsidiary, Robotic Assistance Devices, Receives Multiple ROSA Order from EPIC Security Works

Authorized Dealer to Deploy 7 ROSA Devices at Northern California Shopping Center

Detroit, Michigan, June 7, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that it has received an order for 7 ROSA security robots. This order is being facilitated through EPIC Security Works, a RAD authorized dealer located in California.

Although not named due to confidentiality agreements, the Company indicated that the end-user is a large retail shopping facility in Northern California. This client has recently experienced an increase in after-hour trespassing, loitering and troublesome threats to employee and guest safety.

“Utilizing the RAD ROSA devices, we can offer the client a very cost-effective, and active solution,” said Justin Frazer, Director of Systems at EPIC Security Works. “The ROSAs will be addressing the nagging issue of illegal overnight parking and vagrancy throughout the shopping center property. With RAD’s help, we’ve customized an innovative 24-hour solution by decreasing the reliance on manpower and leaning more into RAD’s available technology.”

The Company noted that this order marks EPIC Security Works’ third order placed with RAD since signing as an authorized dealer in December of 2021, accounting for a total of 17 devices.

Illegal overnight parking and trespassing at shopping malls and retail centers creates grave problems for property management companies. They jeopardize safety, disrupt operations, and hinder customer experiences. Unwanted overnight parking causes congestion, blocks emergency exits, and compromises security. Trespassing invites criminal activities and vandalism, creating an unwelcoming environment. Statistics reported by the National Crime Victimization Survey state that more than 1 in 10 property crimes happen in parking lots, amounting to as many as 1,400 crimes committed in parking lots every day.

“EPIC is being very forward-thinking with their approach to addressing the client’s security and safety issues,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “Clients today do not have the budget for increases in manned guarding, but the security problems persist. Combining limited on-site guarding with RAD’s AI-powered solutions addresses both issues. We repeatedly see success with ROSA deterring trespassing, and the subscription costs are a fraction of adding more manpower.”

The Company stated that the 7 ROSA units are expected to be shipped and be deployed later this summer.

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. Like other RAD solutions, it only requires power as it includes all necessary communications hardware. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s dual high-resolution, full-color, always-on cameras. RAD has published three Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at car rental locations and construction sites across the country.

About EPIC Security Works

EPIC Security Works is the Bay Area’s only concierge style Security Provider. EPIC’s well dressed, well groomed, client service professionals are the perfect complement to your business. EPIC Security Works offers a professional alternative to the one size fits all approach of security providers. EPIC Security Works additionally offers security consulting, threat assessment and solutions for commercial and privately owned businesses. To learn more, visit www.epicsecurityworks.com.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide a cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous costs savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060

@SteveReinharz